SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ______)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Myogen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

MYOGEN, INC.
7575 WEST 103rd AVENUE, SUITE 102
WESTMINSTER, CO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2004

     Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Myogen, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, May 12, 2004 at 9:00 a.m. local time at the Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

3.	To conduct any other business properly brought before the meeting.

     These items of business are more fully described in the Proxy Statement accompanying this Notice.

     The record date for the Annual Meeting is March 15, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ Joseph L. Turner
Joseph L. Turner
Secretary

Westminster, Colorado
April 14, 2004

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MYOGEN, INC.
7575 WEST 103rd AVENUE, SUITE 102
WESTMINSTER, CO 80021

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Myogen, Inc. (sometimes referred to as the “Company” or “Myogen”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     The Company intends to mail this proxy statement and accompanying proxy card on or about April 14, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

     Only stockholders of record at the close of business on March 15, 2004 will be entitled to vote at the annual meeting. On this record date, there were 26,465,885 shares of common stock outstanding and entitled to vote.

     Stockholder of Record: Shares Registered in Your Name

     If on March 15, 2004 your shares were registered directly in your name with Myogen’s transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on March 15, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

     There are two matters scheduled for a vote:

➢	Election of eight directors; and

➢	Ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

1.

How do I vote?

     You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

     Stockholder of Record: Shares Registered in Your Name

     If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

     Beneficial Owner: Shares Registered in the Name of Broker or Bank

     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Myogen. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock you own as of March 15, 2004.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

2.

Can I change my vote after submitting my proxy?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Myogen’s Secretary at 7575 West 103rd Avenue, Suite 102, Westminster, CO 80021.

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2004, to Myogen’s Secretary at 7575 West 103rd Avenue, Suite 102, Westminster, CO 80021. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than the close of business on January 12, 2005 nor later than the close of business on February 11, 2005, unless the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after May 12, 2005, the anniversary of this year’s meeting, in which case notice must be delivered not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which Myogen first publicly announces the date of next year’s meeting.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

➢	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

3.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 26,465,885 shares outstanding and entitled to vote. Thus 13,232,943 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2004.

4.

Proposal 1

Election of Directors

     Myogen’s Board of Directors consists of eight directors. There are eight nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. None of the nominees listed below were previously elected by the stockholders. Each of the nominees listed below was recommended for election to the Company’s Board by security holders of the Company. It is the Company’s policy to invite nominees for directors to attend the Annual Meeting. The Company did not hold an Annual Meeting in 2003, as members of the Board of Directors were appointed by action of the Board pursuant to contractual obligations of the Company prior to its initial public offering to appoint certain individuals to the Board. Such contractual obligations terminated upon the closing of the Company’s initial public offering.

     Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Myogen’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

     The following is a brief biography of each nominee for director as of March 15, 2004.

		Principal Occupation/
Name	Age	Position Held With the Company
J. William Freytag, Ph.D.	52	Chairman of the Board of Directors, President and Chief Executive Officer
Michael R. Bristow, M.D., Ph.D.	59	Chief Science and Medical Officer
Kirk K. Calhoun	59	Financial Accounting Consultant
Jerry T. Jackson	62	Pharmaceutical Industry Consultant
Daniel J. Mitchell	46	Manager, Sequel Venture Partners
Arnold L. Oronsky, Ph.D.	63	General Partner, InterWest Partners
Andrew N. Schiff, M.D.	38	Managing Director, Perseus-Soros Biopharmaceutical Fund, L.P.
Sigrid Van Bladel, Ph.D.	38	Partner, New Enterprise Associates

     J. William Freytag, Ph.D. Dr. Freytag has served as our President and Chief Executive Officer and as a Director since July 1998 and as Chairman of our Board since December 2000. From May 1998 to July 1998, Dr. Freytag was an independent consultant to the healthcare industry. From October 1994 to May 1998, Dr. Freytag was a Senior Vice President at Somatogen, Inc., a biopharmaceutical company, where he was responsible for corporate and commercial development. Prior to Somatogen, he was President of Research and Development at Boehringer Mannheim Corporation, an international healthcare company, from May 1990 to September 1994. Previously, Dr. Freytag spent ten years with DuPont Medical Products in various research and business positions. Dr. Freytag received a Ph.D. in biochemistry from the University of Kansas Medical Center.

     Michael R. Bristow, M.D., Ph.D. Dr. Bristow was the founder of Myogen and has served as our Chief Science and Medical Officer and as a Director since October 1996. Dr. Bristow is currently Professor of Medicine and Head of Cardiology at the University of Colorado, and Co-Director of the University of Colorado Cardiovascular Institute. He is the author of over 300 peer-reviewed publications and chapters on heart failure or cardiomyopathy for cardiology textbooks, including Braunwald’s “Heart Disease: A Textbook of Cardiovascular Medicine” and Hurst’s “The Heart.” Dr. Bristow holds an M.D. and Ph.D. from the University of Illinois.

5.

     Kirk K. Calhoun. Mr. Calhoun has served as a Director since January 2004. Mr. Calhoun joined Ernst & Young, LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. His responsibilities included both area management and serving clients in a variety of industries, including biotechnology. Mr. Calhoun is a Certified Public Accountant with a background in auditing and accounting. He is currently on the Board of Directors of American Pharmaceutical Partners, Inc. and the Board of Governors of the California State University Foundation. Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

     Jerry T. Jackson. Mr. Jackson has served as a Director since September 2002. Mr. Jackson was employed by Merck & Co., Inc., a pharmaceutical company, from 1965 until his retirement in 1995. During this time, he had extensive experience in sales, marketing and corporate management, including joint ventures. From 1993 until retirement, Mr. Jackson served as Executive Vice President of Merck with broad responsibilities for numerous operating groups, including being President of Merck’s Worldwide Human Health Division in 1993 and Senior Vice President responsible for Merck’s Specialty Chemicals Business in 1991 to 1992. Previously, he was President of Merck’s International Division from 1988 to 1991. Mr. Jackson has served on the board of directors of several biotech pharmaceutical companies and currently is on the board of Alexion Pharmaceuticals, Inc. and Intrabiotics Pharmaceuticals, Inc. Mr. Jackson holds a B.A. in Education from the University of New Mexico.

     Daniel J. Mitchell. Mr. Mitchell has served as a Director since May 1998. Mr. Mitchell founded and is a Manager of Sequel Venture Partners, L.L.C., a venture capital firm formed in January 1997. Mr. Mitchell was a founder of Capital Health Venture Partners, a health care focused venture capital firm, in October 1986 and has been a General Partner from December 1992 to present. Mr. Mitchell holds an M.B.A. from the University of California at Berkeley.

     Arnold L. Oronsky, Ph.D. Dr. Oronsky has served as a Director since October 1998. Dr. Oronsky is General Partner with InterWest Partners, a venture capital firm focusing on investments in medical technology. Dr. Oronsky joined InterWest in a full-time capacity in 1994 after serving as a special limited partner since 1989. In addition to the position of General Partner at InterWest, he also serves as a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. From 1980 to 1993, Dr. Oronsky was the Vice President for Discovery Research at the Lederle Laboratories division of American Cyanamid Company, a pharmaceutical company. From 1970 to 1972, Dr. Oronsky was assistant professor at Harvard Medical School, where he also served as a research fellow from 1968 to 1970. From 1973 to 1976, Dr. Oronsky was the head of the Inflammation, Allergy, and Immunology Research program for Ciba-Geigy Pharmaceutical Company. Dr. Oronsky is a director of BioTransplant Incorporated, Corixa Corporation and Dynavax Technologies Corporation. Dr. Oronsky holds a Ph.D. from Columbia University’s College of Physicians & Surgeons.

     Andrew N. Schiff, M.D. Dr. Schiff has served as a Director since December 2001. Dr. Schiff joined Perseus-Soros Biopharmaceutical Fund, L.P., a venture capital firm, in September 1999 and currently serves as Managing Director. Since June 1990, Dr. Schiff has practiced internal medicine at The New York Presbyterian Hospital where he is an Assistant Professor of Medicine. Dr. Schiff is a director of Bioenvision, Inc. and Zanett, Inc. Dr. Schiff received his M.D. from Cornell University Medical College and his M.B.A. from Columbia University.

     Sigrid Van Bladel, Ph.D. Dr. Van Bladel has served as a Director since November 1999. Dr. Van Bladel is a Partner with New Enterprise Associates, a venture capital firm, where she has worked since October 1993. Previously, Dr. Van Bladel worked as a research associate with the National Science Foundation of Belgium. Dr. Van Bladel is a director of Xcel Pharmaceuticals, Inc. Dr. Van Bladel holds a “Licenciaat” in Chemistry/ Biotechnology and a Ph.D. from the University of Ghent, Belgium and an M.B.A. from Stanford University.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

6.

Independence of The Board of Directors

     As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

     Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Freytag, the CEO of the Company, Dr. Bristow, a founder and Chief Science and Medical Officer of the Company and Dr. Van Bladel, a Partner of New Enterprise Associates, a venture capital firm and significant stockholder of the Company.

Information Regarding the Board of Directors and its Committees

     As required under new Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Myogen, Inc. at 7575 West 103rd Avenue, Suite 102, Westminster, CO 80021. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Governance and Nominating Committee.

     The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2003 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation	Governance (1)
Kirk K. Calhoun +	X	*
Jerry T. Jackson				X *
Rodney A. Ferguson #			X
Daniel J. Mitchell	X		X
Arnold L. Oronsky, Ph.D.	X			X
Andrew N. Schiff, M.D.			X
Total meetings in fiscal year 2003	4		6	0

(1)	Formed in February 2004
*	Committee Chairperson
+	Joined the Committee in January 2004
#	Resigned from the Board of Directors effective October 29, 2003

     Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

7.

Audit Committee

     The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. During the fiscal year ended December 31, 2003, the Audit Committee comprised two directors: Mr. Mitchell and Dr. Oronsky. As of January 16, 2004, the Audit Committee comprised three directors: Mr. Calhoun, Mr. Mitchell and Dr. Oronsky. The Audit Committee met four times during the fiscal year. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

     The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Calhoun qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Calhoun’s level of knowledge and experience based on a number of factors, including his formal education, experience and business acumen.

Compensation Committee

     The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans and other similar programs. Two directors comprise the Compensation Committee: Mr. Mitchell and Dr. Schiff. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times during fiscal year 2003.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.myogen.com. Two directors comprise the Nominating and Corporate Governance Committee: Mr. Jackson and Dr. Oronsky. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee was formed in February 2004 and did not meet during fiscal year 2003.

8.

     The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

     The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 7575 West 103rd Avenue, Suite 102, Westminster, Colorado 80021 not later than December 15, 2004 for next year’s Annual Meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

     The Board of Directors met 13 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications With The Board Of Directors

     Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

9.

Code Of Ethics

     The Company has adopted the Myogen, Inc. Code of Conduct and Business Ethics that applies to all officers, directors and employees. The Code of Conduct and Business Ethics is available on our website at www.myogen.com. If the Company makes any substantive amendments to the Code of Conduct and Business Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

10.

Report of the Audit Committee of the Board of Directors1

     The ultimate responsibility for good corporate governance rests with the Board of Directors, whose primary purpose is oversight of Myogen’s corporate accounting and financial reporting processes, systems of internal accounting and financial controls and audits of financial statements, as well as the quality and integrity of Myogen’s financial statements and reports, and the qualifications, independence and performance of the firm of certified public accountants engaged as Myogen’s independent outside auditors, all in the best long-term interests of the corporation and its stockholders. The Audit Committee of the Board of Directors (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the company and audits of the company’s annual financial statements. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees, and The Nasdaq Stock Market, Inc. (“Nasdaq”) has implemented new rules concerning audit committee structure, membership, authority and responsibility.

     Myogen’s Audit Committee is made up solely of independent directors, as defined in the rules of Nasdaq, and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s charter is attached as Appendix A to the proxy materials of which this report is a part.

     The Sarbanes-Oxley Act required that Nasdaq adopt additional rules that define the independence of Audit Committee members more restrictively than under the current rules. Audit Committee members are barred from accepting any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the Board of Directors and any Board committee. This prohibition precludes payments to a member as an officer or employee, as well as other compensatory payments, and disallowed payments to an Audit Committee member include payments made either directly or indirectly. Additionally, a member of the Audit Committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the Board and any Board committee. In this context, the U.S. Securities and Exchange Commission (“SEC”) has defined the terms “affiliate” and “affiliated person” to mean “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” The SEC proposes to define the term “control” as “the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” None of the members of Myogen’s Audit Committee are “affiliated persons” of Myogen as so defined.

     As stated above and described more fully in its charter, one of the primary purposes of the Audit Committee is to assist the Board in its general oversight of Myogen’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Myogen’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Myogen’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Myogen’s independent auditors.

     The Audit Committee members are not currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

11.

has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

     The Audit Committee has an annual agenda that includes reviewing Myogen’s financial statements, internal controls and audit matters. The Audit Committee meets each interim quarter with PricewaterhouseCoopers LLP and management to review Myogen’s interim financial results before the publication of Myogen’s quarterly earnings press releases. The Audit Committee also meets annually with PricewaterhouseCoopers LLP and management to review Myogen’s annual financial results before the publication of Myogen’s annual earnings press release. Management’s and independent auditors’ presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent auditors. In addition, the Audit Committee generally oversees Myogen’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Myogen regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Myogen employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

     Among other matters, the Audit Committee monitors the activities and performance of Myogen’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. Myogen’s independent auditors have provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discusses with the independent auditors and management that firm’s independence.

     In accordance with the Sarbanes-Oxley Act, all services to be provided by PricewaterhouseCoopers LLP are subject to pre-approval by the Audit Committee. This includes audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full Committee for a particular category or group of services, subject to a specific budget. In other cases, the Chairman of the Audit Committee may be delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest; Myogen has not in recent years obtained any of these services from PricewaterhouseCoopers LLP, and Myogen is able to obtain such services from other service providers at competitive rates. See “Ratification of Selection of Independent Auditors” for more information regarding fees paid to PricewaterhouseCoopers LLP for services in fiscal years 2003 and 2002.

     The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2003 with management and the independent auditors; management represented to the Audit Committee that Myogen’s consolidated financial statements were prepared in accordance with generally accepted accounting principles; and the Audit Committee has discussed with the independent auditors the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Myogen’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Myogen’s financial statements. In reliance on these views and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Myogen’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

     Audit Committee:

Kirk K. Calhoun Daniel J. Mitchell Arnold L. Oronsky, Ph.D.

12.

Proposal 2

Ratification Of Selection Of Independent Auditors

     The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since inception. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

     The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2003 and 2002, by PricewaterhouseCoopers LLP, the Company’s independent auditors.

	Fiscal Year Ended
	December 31,
	(in thousands)
	2003	2002
Audit Fees	$486	$81
Audit-related Fees	—	—
Tax Fees	9	28
All Other Fees	—	—

Total Fees	$495	$109

     Tax fees for 2003 related to preparation for Myogen’s state and federal income tax filings for 2003. Tax fees for 2002 related to preparation for Myogen’s state and federal income tax filings for 2002 and Value-Added Tax (VAT) support.

     All of the fees described above under “Tax Fees” were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

     The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, PricewaterhouseCoopers LLP. The policy generally pre-approves

13.

specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Chair of the Audit Committee, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

     The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditors’ independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

14.

Executive Officers

     The following table sets forth certain information regarding our executive officers as of March 15, 2004:

Name	Age	Position
J. William Freytag, Ph.D.	52	Chairman of the Board of Directors, President and Chief Executive Officer
Michael R. Bristow, M.D., Ph.D.	59	Chief Science and Medical Officer
Michael J. Gerber, M.D.	51	Senior Vice President of Clinical Development and Regulatory Affairs
Richard J. Gorczynski, Ph.D.	55	Senior Vice President of Research and Development
John R. Julian	59	Senior Vice President of Commercial Development
Joseph L. Turner	52	Senior Vice President of Finance and Administration, Chief Financial Officer, Treasurer and Secretary

     See “Proposal 1 – Election of Directors” for the biographies of Drs. Freytag and Bristow.

     Michael J. Gerber, M.D. Dr. Gerber has served as our Senior Vice President of Clinical Development and Regulatory Affairs since February 2002. From October 2001 to February 2002, Dr. Gerber was an independent consultant to the healthcare industry. From July 1999 until October 2001, Dr. Gerber was Senior Vice President, Clinical Development and Regulatory Affairs of Allos Therapeutics, Inc., a pharmaceutical company. Dr. Gerber also served as Vice President, Medical Affairs of Allos from November 1994 until July 1999. From 1991 to 1994, Dr. Gerber was Executive Director, Clinical Sciences and Medical Affairs at Somatogen Inc., where he directed nonclinical and clinical development. Prior to joining Somatogen, Dr. Gerber had been in private practice since 1987 and directed the Pulmonary Drug Evaluation Program subsidiary of Pulmonary Consultants, Inc. Dr. Gerber is board certified in internal, pulmonary and critical care medicine, and is Clinical Assistant Professor of Medicine at the University of Colorado Health Sciences Center. Dr. Gerber received his M.D. from the University of Colorado School of Medicine.

     Richard J. Gorczynski, Ph.D. Dr. Gorczynski has served as our Senior Vice President of Research and Development since December 2003, and prior to that served as our Vice President of Research and Development since December 1998. From December 1994 to November 1998, Dr. Gorczynski was Vice President of R&D for Somatogen, Inc. From September 1985 to November 1994, Dr. Gorczynski served as Executive Director of Cardiovascular Diseases Research for Monsanto-Searle Pharmaceuticals. From September 1976 to August 1985, Dr. Gorczynski was head of Pharmacology at American Critical Care, a pharmaceutical division of American Hospital Supply Corporation. Dr. Gorczynski holds a Ph.D. in physiology from the University of Virginia School of Medicine.

     John R. Julian. Mr. Julian has served as our Senior Vice President of Commercial Development since April 2000. From June 1999 to March 2000, Mr. Julian worked as an independent consultant. From October 1994 to May 1999, Mr. Julian was Senior Vice President of Worldwide Marketing for ICN Pharmaceuticals, Inc., a pharmaceutical company. From 1967 to October 1994, Mr. Julian held a variety of management positions with Merrell Dow, Inc. and Marion Merrell Dow Pharmaceuticals, Inc., including Director, Global Commercial Development from 1985 to 1989, and Vice President, Marketing for the U.S. pharmaceutical division from 1990 to 1994. During his career, Mr. Julian was responsible for a number of new product introductions including Perfan I.V., Seldane, Nicorette, Nicoderm and Cardizem CD. Mr. Julian holds a B.S. in marketing from the University of Illinois.

     Joseph L. Turner. Mr. Turner has served as our Senior Vice President of Finance and Administration and Chief Financial Officer since December 2003. He initially joined us on a part-time basis in December 1999 as our acting Chief Financial Officer and joined us full-time as our Vice President of Finance and Administration and Chief

15.

Financial Officer in September 2000. From July 1999 to May 2000, Mr. Turner was an independent strategic financial consultant to emerging companies. From November 1997 to June 1999, Mr. Turner worked at Centaur Pharmaceuticals, a biopharmaceutical company, where he served in several positions, including Vice President, Finance and Chief Financial Officer. From March 1992 to October 1997, Mr. Turner served as Vice President, Finance and Chief Financial Officer of Cortech, Inc., a biopharmaceutical company. Previously, Mr. Turner spent twelve years with Eli Lilly and Company, where he held a variety of financial management positions both within the United States and abroad. Mr. Turner holds an M.A. in molecular, cellular and developmental biology from the University of Colorado and an M.B.A. from the University of North Carolina.

16.

Security Ownership Of

Certain Beneficial Owners And Management

     The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Five percent stockholders:
Entities affiliated with
New Enterprise Associates 10, Limited
Partnership (2)	5,890,906	22.3%
2490 Sand Hill Road
Menlo Park, CA 94025
Entities affiliated with
J.P. Morgan Partners (SBIC), LLC (3)	4,207,847	15.9
50 California Street, Suite 2940
San Francisco, CA 94111
Entities affiliated with
InterWest Partners VIII, LP (4)	2,673,677	10.1
2710 Sand Hill Road, Second Floor
Menlo Park, CA 94025
Perseus-Soros Biopharmaceutical Fund, LP (5)	1,677,602	6.3
888 Seventh Avenue, 29th Floor
New York, NY 10106
Directors and Named Executive Officers:
Sigrid Van Bladel (2)	5,890,906	22.3
Arnold L. Oronsky (4)	2,673,677	10.1
Andrew N. Schiff (5)	—	—
Daniel J. Mitchell (6)	1,289,600	4.9
Jerry T. Jackson (7)	12,220	*
Kirk K. Calhoun	—	—
Michael R. Bristow (8)	338,618	1.3
J. William Freytag (9)	507,726	1.9
Michael J. Gerber (10)	108,372	*
John R. Julian (11)	154,468	*
Richard J. Gorczynski (12)	108,844	*
Joseph L. Turner (13)	121,430	*
All directors and executive officers as a group (12 persons) (14)	11,205,861	41.0%

*	Less than one percent.

17.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 26,465,885 shares outstanding on March 15, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Consists of 3,345,454 shares of common stock held by New Enterprise Associates 10 Limited Partnership, 2,541,089 shares of common stock held by New Enterprise Associates 9 Limited Partnership, 3,636 shares of common stock held by NEA Presidents Fund, L.P. and 727 shares of common stock held by NEA Ventures 1999, Limited Partnership (collectively, “NEA Funds”). The General Partners of the NEA Funds are NEA Partners 10, Limited Partnership, NEA Partners 9, Limited Partnership, NEA General Partners, L.P. and Lou Van Dyck, respectively (the “NEA Fund General Partners”). The NEA Fund General Partners may be deemed to indirectly beneficially own the shares owned by the NEA Funds. Dr. Sigrid Van Bladel, Ph.D. is a partner of New Enterprise Associates but does not have voting or dispositive power with respect to the shares held by New Enterprise Associates 10, Limited Partnership, New Enterprise Associates 9, Limited Partnership, NEA Presidents Fund, L.P. or NEA Ventures 1999, Limited Partnership. Therefore, Dr. Van Bladel disclaims beneficial ownership of these shares, except to the extent of her proportionate interest therein.

(3)	Consists of 4,072,726 shares of common stock held by J.P. Morgan Partners (SBIC), LLC and 135,121 shares of preferred stock held by J.P. Morgan Securities Inc. (collectively, “J.P. Morgan”). Dr. Ferguson, a director of Myogen, is the managing director of J.P. Morgan Partners (SBIC), LLC and may be deemed to be the indirect beneficial owner of the shares owned by J.P. Morgan. Dr. Ferguson disclaims beneficial ownership of the shares held by J.P. Morgan, except to the extent of his pecuniary interest arising therein.

(4)	Consists of 1,618,106 shares of common stock held by InterWest Partners VIII, L.P., 966,074 shares of common stock held by InterWest Partners VI, L.P., 12,915 shares of common stock held by InterWest Investors VIII, L.P., 30,289 shares of common stock held by InterWest Investors VI, L.P. and 46,293 shares of common stock held by InterWest Investors Q VIII, L. P. (collectively, “InterWest Funds”). The General Partners of the InterWest Funds are InterWest Management Partners VIII, LLC, InterWest Management Partners VI, LLC, InterWest Management Investors VIII, LLC, InterWest Management Investors VI, LLC and InterWest Management Investors Q VIII, LLC, respectively (the “InterWest GP Entities”) The InterWest GP Entities may be deemed to indirectly beneficially own the shares owned by the InterWest Funds. Dr. Oronsky, a director of Myogen, is managing director of each of the InterWest GP Entities and may be deemed to be the indirect beneficial owner of the shares owned by the InterWest Funds. Dr. Oronsky disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest arising therein.

(5)	The general partner of Perseus-Soros Biopharmaceutical Fund, L.P. (“Perseus-Soros”) is Perseus-Soros Partners, LLC (“PSP”). PSP may be deemed to indirectly beneficially own the shares owned by Perseus-Soros. Dr. Schiff, a director of Myogen, is a managing director of PSP and may be deemed to be the indirect beneficial owner of the shares owned by Perseus-Soros. Dr. Schiff disclaims beneficial ownership of the shares held by Perseus-Soros, except to the extent of his pecuniary interest arising therein.

(6)	Consists of 580,740 shares of common stock held by Sequel Limited Partnership III, 499,633 shares of common stock held by Sequel Limited Partnership II, 193,088 shares of common stock held by Sequel Euro Limited Partnership and 16,139 shares of common stock held by Sequel Entrepreneurs’ Fund III, L.P. (collectively, “Sequel Funds”). The General Partner of the Sequel Funds is Sequel Venture Partners, L.L.C. (“SVP”). SVP may be deemed to indirectly beneficially own the shares owned by the Sequel Funds. Mr. Mitchell, a director of Myogen, is a manager of SVP and may be deemed to be the indirect beneficial owner of the shares owned by the Sequel Funds. Mr. Mitchell disclaims beneficial ownership of the shares held by the Sequel Funds, except to the extent of his pecuniary interest arising therein.

(7)	Represents 12,220 shares subject to options exercisable within 60 days of March 15, 2004.

18.

(8)	Includes 90,666 shares held by InvestoCor Trust, of which Dr. Bristow is the sole trustee, 27,200 shares held by Savacor Trust, of which Dr. Bristow is a co-trustee, and 89,952 shares subject to options exercisable within 60 days of March 15, 2004.

(9)	Includes 142,157 shares of common stock held by the J. William Freytag Trust, of which Dr. Freytag and his spouse are trustees, an aggregate of 32,000 shares of common stock held in trusts for Dr. Freytag’s children, of which Dr. Freytag and his spouse are trustees and 333,569 shares subject to options exercisable within 60 days of March 15, 2004.

(10)	Includes 108,372 shares subject to options exercisable within 60 days of March 15, 2004.

(11)	Includes 154,468 shares subject to options exercisable within 60 days of March 15, 2004.

(12)	Includes 21,151 shares held jointly with his spouse and 87,693 shares subject to options exercisable within 60 days of March 15, 2004.

(13)	Includes 107,830 shares subject to options exercisable within 60 days of March 15, 2004.

(14)	Includes shares and options described in the notes above, as applicable to our directors and named executive officers. Includes an aggregate of 894,104 additional shares subject to options exercisable within 60 days of March 15, 2004 held by our directors and executive officers as a group.

16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

19.

Compensation of Directors

     Each of our non-employee Directors receives an annual retainer of $12,000 (or $24,000 in the case of the Chairman of the Board) and a per-meeting fee of $1,500 (or $2,000 in the case of a non-employee Chairman of the Board). The per-meeting fees are reduced by half where attendance is by telephone conference rather than in person. For service on the Audit Committee or as Chair of the Audit Committee, Directors receive an annual retainer of $3,500 or $7,500, respectively, and per-meeting fees of $1,000 or $1,500, respectively. For service on the Compensation Committee or the Nominating and Corporate Governance Committee, Directors receive an annual retainer of $2,500 and a per-meeting fee of $1,000 (the respective Chairs of the Compensation Committee and Nominating and Corporate Governance Committee receive fees of $1,500 per meeting). Per-meeting fees for the Audit and Compensation Committees are reduced if attendance is by telephone conference rather than in person. Directors are reimbursed for reasonable out-of-pocket expenses in connection with attendance at Board and committee meetings.

     Each of our non-employee Directors also receives stock option grants under the 2003 Equity Incentive Plan (which shall be referred to as the “Plan”). Such option grants are non-discretionary. Upon election to the Board, each non-employee Director will receive an initial option grant exercisable for 20,000 shares of our common stock and an annual option grant exercisable for 7,500 shares, and a non-employee Chairman of the Board will receive an initial option grant exercisable for 30,000 shares of our common stock and an annual option grant exercisable for 10,000 shares. Annual option grants are made on the date of the Company’s annual meeting of stockholders. The initial option grants will vest over three years in equal annual installments and the annual option grants will fully vest upon the one year anniversary of the grant. Vesting of all such options requires attendance at 75% of regularly scheduled Board meetings. The exercise price of options granted to non-employee Directors is 100% of the fair market value of the common stock on the date of the option grant. In the event of a sale of substantially all of our assets, a sale of at least 50% of the outstanding securities of Myogen or a merger or consolidation in which we are not the surviving corporation, a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, if the surviving entity does not assume or replace outstanding options, then generally the vesting and exercisability of the options will accelerate.

     Upon their respective appointments to the Board, Mr. Jackson was granted an option exercisable for 22,000 shares of our common stock under the Plan at an exercise price of $1.25 per share, and Mr. Calhoun was granted an option exercisable for 20,000 shares of our common stock under the Plan at an exercise price of $17.10 per share. As of March 15, 2004, none of the options granted to non-employee directors had been exercised.

20.

Compensation of Executive Officers

Summary of Compensation

     The following table shows for the fiscal years ended December 31, 2003 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003 (the “Named Executive Officers”):

							Long-Term
							Compensation
		Annual Compensation (1)					Awards
						Other	Securities
						Annual	Underlying
Name and Principal Position	Year	Salary ($)		Bonus ($)		Compensation($)	Options (#)
J. William Freytag, Ph.D.	2003	$309,000		$150,000	(2)	$—	248,726
President, Chief Executive Officer	2002	300,000		39,000	(3)	—	89,813
and Chairman
Michael J. Gerber, M.D.	2003	247,200		99,200	(4)	—	93,585
Senior Vice President of Clinical	2002	219,231	(5)	—		—	193,075
Development and Regulatory Affairs
Richard J. Gorczynski, Ph.D.	2003	214,194		91,636	(6)	—	62,839
Senior Vice President, Research and	2002	207,955		—		—	77,596
Development
John R. Julian	2003	224,911		97,469	(7)	—	70,080
Senior Vice President, Commercial	2002	218,360		—		161,324 (8)	63,609
Development
Joseph L. Turner	2003	201,983		95,688	(9)	—	66,563
Senior Vice President, Finance and	2002	196,100		—		—	54,485
Administration and Chief Financial Officer

(1)	We have omitted perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of the executive officer’s annual salary and bonus disclosed in this table. We have also omitted information regarding group life and health insurance benefits that do not discriminate in favor of our directors or executive officers and are generally available to all salaried employees.

(2)	Of the total bonus paid in 2003 to Dr. Freytag, $30,000 was paid in April 2003 for services performed in 2002 and $120,000 was paid in December 2003 for services performed in 2003.

(3)	Bonus paid to Dr. Freytag in 2002 was for services performed for the Company in 2001.

(4)	Of the total bonus paid in 2003 to Dr. Gerber, $19,200 was paid in April 2003 for services performed in 2002 and $80,000 was paid in December 2003 for services performed in 2003.

(5)	Dr. Gerber became our Senior Vice President of Clinical Development and Regulatory Affairs in February 2002.

(6)	Of the total bonus paid in 2003 to Dr. Gorczynski, $16,636 was paid in April 2003 for services performed in 2002 and $75,000 was paid in December 2003 for services performed in 2003.

(7)	Of the total bonus paid in 2003 to Mr. Julian, $17,469 was paid in April 2003 for services performed in 2002 and $80,000 was paid in December 2003 for services performed in 2003.

(8)	Represents payments of certain relocation expenses and tax gross-up payments related to relocation expenses.

(9)	Of the total bonus paid in 2003 to Mr. Turner, $15,688 was paid in April 2003 for services performed in 2002 and $80,000 was paid in December 2003 for services performed in 2003.

21.

Stock Option Grants And Exercises

     The Company grants options to its executive officers under its 2003 Equity Incentive Plan (the “Incentive Plan”). As of March 15, 2004, options to purchase a total of 2,863,913 shares were outstanding under the Incentive Plan and options to purchase 1,459,389 shares remained available for grant under the plan.

     The following tables show for the fiscal year ended December 31, 2003, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

	Individual Grants
			Percent of
			Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees		Deemed
	Options		in Fiscal	Exercise	Market		Potential Realizable Value at
	Granted		Year	Price	Price	Expiration	Assumed Annual Rates of Stock Price
Name	(#)		(%)(1)	($/Sh)	($/Sh)	Date	Appreciation for Option Terms (2)
							0% ($)	5% ($)	10% ($)
J. William Freytag	8,727	(3)	1.1%	$1.25	$14.00	02/12/2013	$111,269	$188,106	$305,990
	239,999	(4)	28.9%	5.00	14.00	08/25/2013	2,159,991	4,273,068	7,514,943
Michael J. Gerber	5,585	(3)	0.7%	$1.25	$14.00	02/12/2013	$71,209	$120,382	$195,823
	88,000	(4)	10.6%	5.00	14.00	08/25/2013	792,000	1,566,798	2,755,491
Richard J. Gorczynski	4,839	(3)	0.6%	$1.25	$14.00	02/12/2013	$61,697	$104,302	$169,667
	58,000	(4)	6.7%	5.00	14.00	08/25/2013	522,000	1,032,662	1,816,119
John R. Julian	5,081	(3)	0.6%	$1.25	$14.00	02/12/2013	$64,783	$109,519	$178,152
	64,999	(4)	7.8%	5.00	14.00	08/25/2013	584,991	1,157,276	2,035,274
Joseph L. Turner	4,563	(3)	0.5%	$1.25	$14.00	02/12/2013	$58,178	$98,353	$159,990
	62,000	(4)	7.5%	5.00	14.00	08/25/2013	558,000	1,103,881	1,941,368

(1)	Based on options to purchase an aggregate of 829,927 shares of Common Stock granted to employees in 2003.

(2)	The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 0%, 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company’s prediction of the Company’s future stock price performance. In addition, the potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The potential realizable values at 0%, 5% and 10% appreciation are calculated on the basis of the initial public offering price per share of our Common Stock of $14.00, minus the exercise price.

(3)	The option was fully vested on the date of grant. The options will fully vest upon a change of control, as defined in the Incentive Plan, unless the acquiring company assumes the options or substitutes similar options. Additionally, if the employment of the optionholder is terminated under certain circumstances following such change of control, the remaining unvested portion of the options will vest in full.

(4)	25% of the option vests on the first anniversary of the date of grant. The remaining 75% vests in 36 equal monthly installments thereafter. The options will fully vest upon a change of control, as defined in the Incentive Plan, unless the acquiring company assumes the options or substitutes similar options. Additionally, if the employment of the optionholder is terminated under certain circumstances following such change of control, the remaining unvested portion of the options will vest in full.

22.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth certain information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 31, 2003. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company’s Common Stock as of December 31, 2003.

			Number of
	Shares		Securities Underlying		Value of Unexercised
	Acquired		Unexercised Options at		In-the-Money Options at
	On Exercise	Value Realized	Fiscal Year End (#)		Fiscal Year End ($) (1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. William Freytag	—	—	291,485	457,803	$3,804,551	$5,072,974
Michael J. Gerber	—	—	92,747	193,913	1,210,348	2,200,565
Richard J. Gorczynski	—	—	81,871	120,713	1,071,555	1,357,063
John R. Julian	—	—	139,509	147,780	1,821,894	1,683,981
Joseph L. Turner	—	—	95,694	134,254	1,247,368	1,518,793

(1)	Calculated on the basis of the closing sale price per share of our Common Stock on December 31, 2003 (the last trading day of fiscal 2003) on the Nasdaq National Market of $14.30, minus the exercise price.

Employment, Severance and Change of Control Agreements

     We have employment agreements, each of which contains non-compete provisions, with Dr. Freytag, Dr. Bristow, Dr. Gerber, Mr. Julian, Dr. Gorczynski and Mr. Turner.

     In the event of termination without cause, or voluntary resignation with good cause, Drs. Freytag and Bristow are entitled to a severance payment equal to 12 months salary or, if such termination or resignation occurs as of, or within 13 months after, a change of control, a severance payment equal to 18 months salary. In the event of termination without cause, or voluntary resignation with good reason, each of Dr. Gerber, Mr. Julian, Dr. Gorczynski and Mr. Turner are entitled to a severance payment equal to six months salary or, if such termination or resignation occurs as of, or within 13 months after, a change in control, a severance payment equal to 12 months salary.

23.

Report of the Compensation Committee of the Board of Directors
on Executive Compensation2

     The Compensation Committee of the Board of Directors (the “Committee”) is composed of two non-employee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries, bonuses (if any) and stock option grants. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer (“CEO”), and the other executive officers of Myogen based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical companies. The CEO is not present during the discussion of his compensation.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and equity incentives, as well as long-term incentives, perquisites, severance arrangements and benefit plans. In general, the salaries and stock option awards, except as a part of bonuses, of executive officers are not determined by the Company’s achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other biotechnology companies performed for the Committee. To provide the Compensation Committee with more information for making compensation comparisons, Myogen surveys a broader group of biotechnology companies than those companies included in the AMEX Biotechnology Index shown on Myogen’s Performance Measurement Comparison Graph. Based upon such surveys, the executive officers’ salaries and stock options are set in the mid range as compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Myogen, officer retention, the number of unvested stock options and the total number of stock options to be awarded. In addition, the Committee generally does not award stock options to executive officers more frequently than semi-annually. Consistent with these policies, the Committee considered the 2002 base salary for all executive officers in its February 2003 meeting and adopted an average merit increase in base salary for 2003 of 3.0% for all executive officers. After considering the criteria relating to awarding stock options, the Committee determined that all executive officers would receive option grants in the year ended December 31, 2003. In determining where a given officer’s total compensation, including the CEO’s, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual’s performance and the Company’s achievement of milestones.

     Based on the surveys of other pharmaceutical companies described above, bonuses are set in the mid-range compared to such companies. However, payment of bonuses (of which stock option grants are a component) is also expressly linked to the attainment of specified corporate goals which the Committee typically sets at each year’s December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 2003, the corporate performance goals, in order of importance, related to: (i) raising of additional capital; (ii) completion of the AMB-220 Phase II clinical trial for ambrisentan and preparation for initiation of Phase III trials; (iii) completion of patient enrollment in the EMOTE clinical trial by end of July 2003; (iv) completion of patient enrollment in the ESSENTIAL clinical trial by end of September 2003; and (v) partnering with a pharmaceutical company relating to target discovery, drug discovery and/or development. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. In December 2003, the Committee reviewed the corporate performance goals for bonuses and determined that virtually all of the corporate goals had been achieved, including the most important objectives relating to: the raising of additional capital; the progression of ambrisentan through Phase II and preparation for Phase III clinical trials; completion of patient enrollment in EMOTE on schedule and the establishment of a research collaboration with the Novartis Institutes for BioMedical Research, Inc. In addition, the third product candidate, darusentan, was successfully in-licensed and the Company completed its initial public offering of common stock. Based upon the Company’s degree of achievement of then-specified corporate goals, bonuses have been paid in each of the past four years. In the same period, there were no years when the average dollar bonus paid to each executive officer was less than the comparable bonus paid in the previous year.

2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

24.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO’s salary is determined based on comparisons with pharmaceutical companies as described above. In awarding stock options, the Committee considers the CEO’s performance, overall contribution to Myogen, retention, the number of unvested options and the total number of options to be granted. The CEO’s bonus is dependent on Myogen achieving the performance goals outlined above and the Committee’s subjective evaluation of the CEO’s performance. As described above, in determining where the CEO’s total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual’s performance and the Company’s achievement of milestones. Compared to other pharmaceutical companies surveyed by Myogen, the CEO’s salary and stock options are in the mid-range and his bonus is in the mid-range.

     Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company’s 2003 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant constitute “performance-based compensation.” The Company’s stockholders previously approved this plan which exempts any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option from the application of Section 162(m).

     From the members of the Compensation Committee of Myogen:

Daniel J. Mitchell Andrew N. Schiff, M.D.

25.

Compensation Committee Interlocks and Insider Participation

     During 2003, Mr. Mitchell and Dr. Schiff served as members of our compensation committee. In addition, Dr. Rodney A. Ferguson served as a member of the our compensation committee until his resignation from the Board of Directors, effective October 29, 2003. None of the members of the compensation committee were officers or employees of Myogen. During 2003, none of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Performance Measurement Comparison(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on October 30, 2003 for (i) the Company’s common stock, (ii) the Nasdaq Composite Index (the “Nasdaq”) and (iii) the AMEX Biotechnology Index (the “BTK”). All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

     Comparison of Cumulative Total Return on Investment(2) since Myogen Initial Public Offering

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The AMEX Biotechnology Index is calculated using an equal-dollar weighing methodology.

26.

Certain Transactions

Employment Agreements

     We have entered into employment agreements with each of our executive officers. See “Management — Employment Agreements.”

Agreements with Directors and Executive Officers

University of Colorado Health Science Center

     We made a contribution of $268,650 in 2003 to the University of Colorado to support academic research in heart failure, including research performed by Dr. Michael Bristow. Under the terms of our license agreement with University License Equity Holdings, Inc. (formerly the University Technology Corporation), or ULEHI, an affiliate of the University of Colorado, we are obligated to pay royalties to ULEHI on the sale of any products based upon technology licensed from ULEHI. Under policies of the University of Colorado, Dr. Bristow would be entitled to a share of any such royalty payments.

Clinical Cardiovascular Research, LLC

     Dr. Michael Bristow, the Chief Science and Medical Officer and a Director, serves as a director of Clinical Cardiovascular Research, LLC. On December 4, 1998, we entered into a Clinical Research Services Master Agreement with Clinical Cardiovascular Research, LLC, as amended, under which Clinical Cardiovascular Research, a contract research organization, helped to conduct our EMOTE trial. Pursuant to this agreement we paid Clinical Cardiovascular Research $1,473,977 in 2003. Dr. Bristow does not receive any compensation for his service as a director of Clinical Cardiovascular Research, LLC.

Other Transactions

     We have entered into indemnity agreements with our directors and executive officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law.

     We believe that each of the transactions described above was carried out on terms that were no less favorable to us than those that would have been obtained from unaffiliated third parties. Any future transactions between us and any of our directors, officers or principal stockholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested members of the Board of Directors.

27.

Householding of Proxy Materials

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Myogen stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Myogen, Inc., Derek Cole, Director of Investor Relations, 7575 West 103rd Avenue, Suite 102, Westminster, Colorado 80021 or contact Derek Cole at (303) 464-3986. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Joseph L. Turner
Joseph L. Turner
Secretary

April 14, 2004

28.

Appendix A

MYOGEN, INC.

CHARTER OF THE AUDIT COMMITTEE

Purpose and Policy

     The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements as well as the quality and integrity of the Company’s financial statements and reports, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). The Committee shall also provide oversight assistance in connection with the Company’s legal, regulatory and ethical compliance programs as established by management and the Board. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

     The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee, the Auditors and the Company’s financial management.

Composition

     The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. By March 31, 2004, at least one member shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time.

Meetings and Minutes

     The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

Authority

     The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, and oversee the Auditors as set forth in Section 10A(m)(2) under the Securities Exchange Act of 1934, as amended. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

     The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the appointment, compensation and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the

Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

     1. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures and any material issues raised by that firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders.

     2. To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

     3. To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

     4. To monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable laws and rules and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

     5. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

     6. To consider and, if deemed appropriate, adopt a policy regarding Committee preapproval of employment by the Company of individuals employed or formerly employed by the Company’s Auditors and engaged on the Company’s account.

     7. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

     8. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

     9. To discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10 Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

     10. To review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

     11. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

     12. To review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

     13. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

     14. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

     15. To review and discuss with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

     16. To review with the Auditors material communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

     17. To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

     18. To confer with the Auditors and with the management of the Company regarding the scope, adequacy and effectiveness of financial reporting controls in effect including any special audit steps taken in the event of material control deficiencies.

     19. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

     20. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

     21. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     22. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

     23. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

     24. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

     25. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

     26. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

     27. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

     28. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

     It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

Myogen, Inc.

☐ Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

The Board of Directors recommends a vote FOR the nominees for Director listed below.

Proposal 1: To elect Directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected.

	For	Withhold		For	Withhold
01 — J. William Freytag	☐	☐	05 — Daniel J. Mitchell	☐	☐

02 — Michael R. Bristow	☐	☐	06 — Arnold L. Oronsky	☐	☐

03 — Kirk K. Calhoun	☐	☐	07 — Andrew N. Schiff	☐	☐

04 — Jerry T. Jackson	☐	☐	08 — Sigrid Van Bladel	☐	☐

B  Issues

The Board of Directors recommends a vote FOR Proposal 2.

	For	Against	Abstain
	☐	☐	☐

Proposal 2: To ratify selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2004.

C  Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — Myogen, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2004

The undersigned hereby appoints J. William Freytag and Joseph L. Turner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Myogen, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Myogen, Inc. to be held at the Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado on Wednesday, May 12, 2004 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

(Continued on the other side)